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                                                                    EXHIBIT 4.13
                           CERTIFICATE OF DESIGNATION
                                       OF
                     8% SERIES B CONVERTIBLE PREFERRED STOCK
                                       FOR
                            AUREAL SEMICONDUCTOR INC.

        AUREAL SEMICONDUCTOR INC., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

        RESOLVED, that, pursuant to Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional, and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of 60,000 shares, par value $0.001 per share, to be designated "8% Series B Convertible Preferred Stock" (the "Series B Stock").

        RESOLVED, that each share of the Series B Stock shall rank equally in all aspects and shall be subject to the following terms and provisions:

        1. Dividends. The holders of the Series B Stock (including shares received as dividends) shall be entitled to receive cumulative dividends, at a rate of eight percent (8%) of the Face Value (as defined below), payable, at the option of the Corporation, in cash or in shares of the Corporation's Series B Stock. The dividend on shares of Series B Stock shall be paid quarterly (each a "Dividend Payment Date") commencing three months after the date of the original issuance of the Series B Stock (the "Original Issue Date"), and shall be paid in preference and priority to any payment of any dividend on the Corporation's Series A Preferred Stock or Common Stock or any other class or series of equity security of the Corporation. The Face Value shall be One Thousand Dollars ($1,000.00) per share of Series B Stock.

        2. Liquidation, Dissolution or Winding Up.

               2.1. Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the rights of series of Preferred Stock which may from time to time come into existence, the Corporation shall distribute or cause to be distributed (whether directly or indirectly through agreement by a purchaser) the amounts specified below:

               (a) The holders of shares of Series B Stock shall each be entitled to be paid, before any sums shall be paid or any assets distributed among the holders of the Corporation's Series A Preferred Stock and Common Stock or any other class or series of equity security of the Corporation, an amount equal to, for each share of Series B Stock, the Face Value plus all accrued but unpaid dividends (the "Series B Liquidation


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Preference"). The Series B Stock will be senior to the Corporation's Series A
Preferred Stock, Common Stock and any other class or series of equity security of the Corporation with respect to the Series B Liquidation Preference and the Series B Liquidation Preference will be paid in full prior to any payment of the liquidation preference on the Corporation's Series A Preferred Stock, Common Stock or any other class or series of equity security of the Corporation.

               (b) After payment of the Series B Liquidation Preference set forth in (a) above, the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Corporation's Series A Preferred Stock and Common Stock.

               2.2. Treatment of Consolidations, Mergers, Tender Offers and Sales of Assets. A (a) consolidation or merger of the Corporation into or with another corporation as a result of which the holders of the Corporation's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation resulting from such consolidation or merger; (b) tender offer (as that term is defined and interpreted (including judicial and administrative interpretations) pursuant to
Section 14 of the Securities Exchange Act of 1934, as amended) or agreements to sell shares, as a result of which the holders of the Corporation's outstanding shares immediately before such tender offer do not, immediately after such tender offer or such sales, retain stock representing a majority of the voting power of the surviving corporation resulting from such tender offer or such sales; or (c) sale of all or substantially all of the assets of the Corporation, shall each be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 2 and shall create an obligation on behalf of the Corporation to pay, and a right on behalf of the holders of Series B Stock to receive, the Series B Liquidation Preference for each share of Series B Stock.

               2.3. Distributions Other Than Cash. Whenever the distribution provided for in this Section 2 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

        3. Voting Power. The holders of shares of Series B Stock shall vote together with the Common Stock as though part of that class and shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series B Stock could be converted under Section 4 hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. The holders of shares of Series B Stock shall be entitled to vote as a separate class on any matter as to which such class would be entitled to vote under applicable law.


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        4. Conversion Rights.

               4.1. Optional Conversion. At any time, unless the Corporation has otherwise redeemed such shares of Series B Stock, the holders of shares of Series B Stock shall have the right to convert any and all shares of Series B Stock for such number of fully paid, validly issued and nonassessable shares (the "Common Shares") of Common Stock, par value $.001, of the Corporation, free and clear of any liens, claims or encumbrances, as determined as follows: the quotient of (i) the Series B Liquidation Preference Value of each share of Series B Stock through and including the Conversion Date times the number of shares of Series B Stock being converted divided by (ii) the Series B Conversion Price determined as hereinafter provided in effect on the Conversion Date (as defined below).

               4.2. Automatic Conversion. Each share of Series B Stock shall be converted into Common Stock automatically in the manner provided in this Section 4 on the fifth anniversary of the Original Issue Date.

               4.3. Exercise of Conversion Privilege and Procedure for Conversion. To exercise its conversion privilege, a holder of shares of Series B Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, duly endorsed, and shall give written notice (the "Conversion Notice") to the Corporation at that office that such holder elects to convert such shares. As promptly as practicable after the Conversion Date (as defined below), the Corporation shall issue and shall deliver to the holder of shares of Series B Stock being converted, such certificate or certificates as it may request for the number of whole shares of Common Shares issuable upon the conversion of such Series B Stock in accordance with the provisions of this Section 4. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date when such written notice required by Section 4.3 is received by the Corporation (a "Conversion Date"). At such time, the rights of the holder as holder of the converted shares of Series B Stock shall cease and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

               4.4. Determination of Conversion Price. Each share of Series B Stock may be converted into Common Shares according to the formula set forth in
Section 4.1. The initial Series B Conversion Price shall be equal to Two Dollars and Fifty Cents ($2.50), subject to adjustment as provided for below.

               4.5. Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series B Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Series B Stock, the Corporation shall pay to the holder of converted shares of Series B Stock, as promptly as possible after the date of receipt of written notice from such holder, a cash payment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of


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Common Stock (as determined in a reasonable manner prescribed by the Board of
Directors) at the close of business on the Conversion Date.

               4.6. Partial Conversion. In the event some but not all of the shares of Series B Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to the holder a new certificate representing the number of shares of Series B Stock which were not converted.

               4.7. Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               4.8. Stock Splits, Dividends, Adjustments.

               (a) If the Corporation, at any time while the Series B Stock is outstanding, (i) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including investments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock; (ii) subdivide outstanding Common Stock into a larger number of shares; or (iii) combine outstanding Common Stock into a smaller number of shares, then the Series B Conversion Price shall each be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this
Section 4.8(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

               (b) If the Corporation, at any time while the Series B Stock is outstanding, shall distribute to all holders of Common Stock evidence of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security, then in each such event provision shall be made so that the holders of Series B Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of indebtedness or assets or cash or rights or warrants they would have received had their Series B Stock being converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series B Stock.


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               (c) Whenever the Series B Conversion Price is adjusted pursuant to this Section 4.8 or Section 4.9 below, the Corporation shall promptly mail to each holder of the Series B Stock a notice setting forth the Series B Conversion Price, as applicable, after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

               4.9. Other Securities Offerings. If at any time the Corporation sells Common Stock or securities or options convertible into, exercisable for or exchangeable for, Common Stock (other than (i) options granted (and the shares of stock issuable upon exercise of such options) pursuant to the Corporation's employee, director or consultant stock options plans at a price equal to or greater than the fair market value of the Corporation's Common Stock, as determined by the Board of Directors), (ii) warrants or other securities issued (and the shares of stock issuable upon exercise of such warrants or other securities) at a price equal to or greater than the fair market value of the Corporation's Common Stock, as determined by the Board of Directors, (iii) in connection with the acquisition of all or part of another corporation by merger or other reorganization, or by the purchase of all or part of the assets of such other corporation), (iv) dividends issued to holders of Series B Stock as provided by Section 1 herein, (v) shares of Common Stock issued upon conversion of Series A Preferred Stock or (vi) up to $10,000,000 of shares of the Company's Series C Preferred Stock), at a price that is less than the effective Series B Conversion Price, then upon such issue or sale, the Corporation shall adjust the Series B Conversion Price (calculated to the nearest hundredth of a cent), as applicable, so that it equals the amount obtained by dividing:

               (a) an amount equal to the sum of (i) the number of shares of Common Stock outstanding, assuming that any outstanding and exercisable options, warrants and other rights to subscribe for Common Stock and all securities other than Preferred Stock are converted into Common Stock are converted into Common Stock and are deemed outstanding (the "Common Stock Outstanding"), immediately prior to such issue or sale multiplied by the then existing Series B Conversion Price, (ii) the number of shares of Common Stock issuable upon conversion of the Corporation's Preferred Stock outstanding immediately prior to such issue or sale, each multiplied by the then existing conversion price for that series of Preferred Stock, and (iii) an amount equal to the aggregate "consideration actually received" by the Corporation upon such issue or sale by

               (b) the sum of the number of shares of Common Stock Outstanding immediately after such issue or sale and the number of shares of Common Stock issuable upon conversion of the Series A and Series B Preferred Stock outstanding immediately after such issue or sale.

               (c) Consideration Actually Received. Except as otherwise as provided for in Section 4.9:

                      (i) In the case of an issue or sale for cash of shares of Common Stock, the "consideration actually received" by the Corporation therefor shall be deemed to be the net amount of cash received, after deducting therefrom any commissions or expenses paid by the Corporation.


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                      (ii) In the case of the issuance (otherwise than upon
conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of the consideration other than cash received by the Corporation for such shares shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors.

                      (iii) In the case of the issuance by the Corporation in any manner of any rights to subscribe for or to purchase shares of Common Stock, or any options for the purchase of shares of Common Stock or stock convertible into Common Stock ("Stock Purchase Rights"), all shares of Common Stock or securities convertible into Common Stock ("Convertible Securities") to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed "outstanding" as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock or stock convertible into Common Stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, or, in the case of such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange thereof, in each case after deducting any accrued interest, dividends, or any expenses paid or incurred or any underwriting commissions or concessions paid or allowed by the Corporation, shall be deemed to be the "consideration actually received" by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may
be) for the issuance of such shares.

                      (iv) In the case of the issuance by the Corporation in any manner of any obligations or of any shares of stock of the Corporation that shall be convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or shares shall be deemed issued as of the date such obligations or shares are issued, and the amount of the "consideration actually received" by the Corporation for such additional shares of Common Stock shall be deemed to be the total of (X) the amount of consideration received by the Corporation upon the issuance of such obligations or shares, as the case may be, plus (Y) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.

                      (v) In case any Stock Purchase Rights or Convertible Securities shall be issued or sold together with other securities or other assets of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to the Stock Purchase Rights or Convertible Securities, such Stock Purchase Rights or Convertible Securities shall be deemed to have been issued without consideration.

                      (vi) Except as provided in this Section 4.9, in case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation (other than Common Stock) payable in either case in Common Stock, Convertible


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Securities or Stock Purchase Rights, such Common Stock, Convertible Securities or Stock Purchase Rights, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                      (vii) The amount of the "consideration actually received" by the Corporation upon the issuance of any rights or options referred to in subsection (iii) above or upon the issuance of any obligations or shares which are convertible or exchangeable as described in subsection (iv) above, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in subsections (i) and (ii) above with respect to the consideration received by the Corporation in case of the issuance of additional shares of Common Stock; provided, however, that if such obligations or shares of stock so convertible or exchangeable are issued in payment or satisfaction of any dividend upon any stock of the Corporation other than Common Stock, the amount of the "consideration actually received" by the Corporation upon the original issuance of such obligations or shares of stock so convertible or exchangeable shall be deemed to be the value of such obligations or shares of stock, as of the date of the adoption of the resolution declaring such dividend, as determined by the Board of Directors at or as of that date. On the expiration of any rights or options referred to in subsection (iii), or the termination of any right of conversion or exchange referred to in subsection (iv), or any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or exchange of such convertible or exchangeable securities, the Series B Conversion Price then in effect shall forthwith be readjusted to such Series B Conversion Price as would have been obtained had the adjustments made upon the issuance of such option, right or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

                      (vi) Merger, Consolidation or Sale of Assets. In case any shares of Common Stock, Convertible Securities, any warrants or Stock Purchase Rights shall be issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the appraised value (if any, or if no appraisal has been made, value as determined in good faith by the Board of Directors ("Fair Value")) of such portion of the assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Convertible Securities or Stock Purchase Rights, as the case may be. In the event of any merger or consolidation of the Corporation in which the Corporation is not the surviving corporation or in the event of any sale of all or substantially all of the assets of the Corporation for stock or other securities of any corporation, the Corporation shall be deemed to have issued a number of shares of its Common Stock for stock or securities of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the Fair Value on the date of such transaction of such stock or securities of the other corporation, and if any such calculation results in adjustment of the Conversion Price, the determination of the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock immediately prior to such merger, consolidation or sale, for the purposes of Section 4.8, shall be made after giving effect to such adjustment to the Conversion Price.


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        5. Redemption. The Corporation shall have the right to redeem all or any portion of the Series B Stock then outstanding from the holders thereof, at any time upon thirty (30) days notice to the holder of Series B Stock, at a redemption price, to be paid in cash, equal to, for each share of Series B
Stock, the Face Value on the date of such redemption plus all accrued but unpaid dividends (the "Series B Redemption Price"), provided, however, that the holder of such shares of Series B Stock has not elected to convert such shares, as provided by Section 4.1, herein prior to the Redemption Date (as defined below). The Corporation shall deliver the notice to each holder of record (at the close of business on the business day next preceding the day on which the notice is deposited in the mail) of the Series B Stock to be redeemed, at the address last shown on the records of the Corporation for such holder or given by the holder to this Corporation for the purpose of notice, or if no such address appears or is given, at the place where the principal executive office of this Corporation is located, and such notice shall notify such holder of the redemption to be effected, specify the number of shares such holder shall redeem, the date of the redemption (the "Redemption Date"), the place at which payment shall be obtained and call upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares of Series B Stock to be redeemed (the "Redemption Notice"). On or after such Redemption Date, each holder of Series B Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares (other than those shares converted prior to the Redemption Date), in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each such certificate shall be canceled. In the event that fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

        6. Notices. The Corporation shall distribute to the holders of shares of Series B Stock copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

        7. No Reissuance. No shares of Series B Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

        RESOLVED, FURTHER, that the appropriate officers of the Corporation hereby are authorized to execute and acknowledge a certificate setting forth these resolution and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section 151 of the General Corporation Law of the State of Delaware.


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        IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designation to be signed by its President, and attested by its Secretary, this 3rd day of June, 1998.


                                    AUREAL SEMICONDUCTOR INC.



                                    By: /s/ Kenneth A. Kokinakis
                                        -------------------------------
                                        Kenneth A. Kokinakis, President


Attested:



By: /s/ Brendan O'Flaherty
    -------------------------------
    Brendan R. O'Flaherty, Secretary